Exhibit 99.1

Walker & Dunlop Reports 19% Increase in Earnings

per Share on Net Income of $41 Million

SECOND QUARTER 2018 HIGHLIGHTS

•	Total transaction volume of $6.2 billion
•	Total revenues of $178.2 million
•	Net income of $41.1 million, or $1.28 per diluted share
•	Adjusted EBITDA[1] of $50.0 million
•	Servicing portfolio of $77.8 billion at June 30, 2018
•	Declared $0.25 per share dividend for the third quarter 2018
•	Completed the acquisition of JCR Capital

YEAR-TO-DATE 2018 HIGHLIGHTS

•	Total transaction volume of $11.0 billion
•	Total revenues of $325.7 million
•	Net income of $78.0 million, or $2.44 per diluted share
•	Adjusted EBITDA of $102.1 million

Bethesda, MD – August 1, 2018 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported second quarter 2018 net income of $41.1 million, or $1.28 per diluted share, an increase of 19% over the second quarter 2017 and the third most-profitable quarter in its history. Total revenues were $178.2 million, an increase of 7%,  generating adjusted EBITDA of $50.0 million. The Company ended the second quarter with cash and short-term cash investments of $175.1 million and declared a $0.25 per share dividend for the third quarter 2018.

“Q2 was another strong quarter of financial performance for Walker & Dunlop, with a 7% year-over-year increase in total revenues,” commented Chairman and CEO, Willy Walker. “Second quarter total transaction volume of $6.2 billion reflects continued growth at Walker & Dunlop and our increased relevance to our customers across the country. We earned net income of $41.1 million or $1.28 per diluted share, producing $50.0 million of adjusted EBITDA. We also continued to execute on our strategic growth initiatives during Q2, which included the acquisition and integration of JCR Capital, strong growth in interim loan originations, the addition of 13 talented mortgage bankers and brokers, and the expansion of our investment sales footprint into New England and Southern California.”

Mr. Walker continued, “We feel extremely well positioned to deliver an even stronger second half of 2018 given the levels of activity we’re seeing in the market and the healthy pipeline we’re carrying into the third quarter. We are confident in the outlook for our business due to macroeconomic conditions combined with the investments we have made to expand our service offerings and become more insightful into our customers’ businesses.”

Second Quarter 2018 Earnings Release

SECOND QUARTER 2018 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q2 2018	Q2 2017	$ Variance	% Variance
Fannie Mae	$2,269,544	$2,188,841	$80,703	4%
Freddie Mac	1,316,491	1,111,434	205,057	18
Ginnie Mae - HUD	230,710	403,981	(173,271)	(43)
Brokered	1,700,498	1,948,918	(248,420)	(13)
Interim Loans	192,205	26,637	165,568	622
Loan origination volume	$5,709,448	$5,679,811	$29,637	1%
Investment sales volume	483,575	351,825	131,750	37
Total transaction volume	$6,193,023	$6,031,636	$161,387	3%

Discussion of Results:

•

We continue to see strong demand for debt financing due to the strength of the commercial real estate and multifamily markets, positive macroeconomic fundamentals, a relatively low and stabilizing interest rate environment, and robust demand for rental properties. Even during this period of strong demand, we do experience quarterly variation in loan origination volumes within our loan products.

•

Overall volumes with Fannie Mae and Freddie Mac increased due to continued strength in the multifamily financing market and the growth in the number of mortgage bankers and brokers on our platform. In particular, the Capital Markets team increased its Agency loan originations year over year by $100 million.

•

During the quarter, the flattening of the yield curve drove more borrowers to choose fixed-rate financing, and Freddie Mac responded with attractive pricing, leading to the high growth rate in our Freddie Mac loan originations.

•

We originated eight interim loan deals during the second quarter 2018, both for our balance sheet and our Interim Loan JV as we saw more opportunities to meet the financing needs of strong sponsors despite the intensely competitive nature of the market for transitional lending.

•	We benefitted from an increase in the number of investment sales brokers year over year, enabling us to grow investment sales volume by 37%, significantly faster than the market.

MANAGED PORTFOLIO
(dollars in thousands)	Q2 2018	Q2 2017	$ Variance	% Variance
Fannie Mae	$33,606,531	$29,573,946	$4,032,585	14%
Freddie Mac	28,197,494	22,380,103	5,817,391	26
Ginnie Mae - HUD	9,653,432	8,919,840	733,592	8
Brokered	6,232,255	5,128,453	1,103,802	22
Interim Loans	131,029	288,412	(157,383)	(55)
Total servicing portfolio	$77,820,741	$66,290,754	$11,529,987	17%
Assets under management	932,318	—	932,318	N/A
Total Managed Portfolio	$78,753,059	$66,290,754	$12,462,305	19%
Weighted-average servicing fee rate (basis points)	25.4	26.5
Weighted-average remaining term in the servicing portfolio (years)	9.8	10.1

Discussion of Results:

•	During the second quarter 2018, we added $2.0 billion of net loans to our servicing portfolio, the majority of which were Fannie Mae and Freddie Mac loans.
•

Our servicing portfolio has experienced strong growth over the past year due to our significant loan origination volumes and relatively few payoffs. During the past 12 months, we have originated $24.7 billion of loans, $17.0 billion of which were Agency loans.

Second Quarter 2018 Earnings Release

•

The decrease in the weighted-average servicing fee is the result of the net addition of $7.7 billion of Freddie Mac, HUD, and brokered loans serviced compared to a net increase of only $4.0 billion of Fannie Mae loans serviced during the past 12 months. Fannie Mae loans have the highest servicing fees of all the loan types we service.

•

The decrease in the weighted-average remaining term is the result of the $11.0 billion increase in Fannie Mae, Freddie Mac, and brokered loans serviced compared to an increase of $0.7 billion in HUD loans serviced during the past 12 months. Fannie Mae, Freddie Mac, and brokered loans typically have terms of 10 years or fewer, while HUD loans typically have terms of 30 years or more.

•	Fewer than $5.0 billion of Agency loans in our servicing portfolio are scheduled to mature over the next two years.
•	Net mortgage servicing rights (“MSRs”) from loan originations during the quarter increased $6.1 million. Over the past 12 months, net MSR additions from loan originations were $56.2 million.
•	The MSRs associated with the servicing portfolio had a fair value of $842.6 million as of June 30, 2018.
•	Assets under management represent the loans and investments managed by JCR Capital and the loans we manage for our interim lending joint venture, both of which are new since the second quarter 2017.

REVENUES
(dollars in thousands)	Q2 2018	Q2 2017	$ Variance	% Variance
Loan origination fees	$55,193	$57,507	$(2,314)	(4)%
Gains attributable to MSRs	47,044	44,669	2,375	5
Gains from mortgage banking activities	102,237	102,176	61	—
Servicing fees	49,317	43,214	6,103	14
Net warehouse interest income, LHFS	1,482	2,430	(948)	(39)
Net warehouse interest income, LHFI	910	3,370	(2,460)	(73)
Escrow earnings and other interest income	9,276	4,514	4,762	105
Investment sales broker fees	3,758	2,367	1,391	59
Other revenues	11,224	8,336	2,888	35
Total revenues	$178,204	$166,407	$11,797	7%
Key revenue metrics (as a percentage of loan origination volume):
Origination related fees	0.97%	1.01%
Gains attributable to MSRs	0.82	0.79
Gains attributable to MSRs - Agency loans[2]	1.23	1.21

Discussion of Results:

•	The decrease in loan origination fees was primarily driven by the decreases in HUD and brokered loan origination activity in the second quarter 2018 compared to the prior-year second quarter.
•

The increase in gains attributable to MSRs is primarily the result of the increase in GSE loan origination activity and a decrease in GSE floating-rate loan origination volume as a percentage of total GSE loan origination volume, partially offset by a decrease in HUD loan origination volume. Gains attributable to MSRs are smaller for adjustable-rate loans compared to fixed-rate loans since adjustable-rate loans have shorter expected lives.

•	The $11.5 billion increase in the servicing portfolio over the past 12 months was the principal driver of the substantial growth in servicing fees year over year.
•

The decrease in net warehouse interest income from loans held for sale was due to a significantly lower net interest margin year over year, partially offset by a slight increase in the average balance of loans held for sale. The decrease in the net interest margin is related to a substantial year-over-year increase in the short-term rates at which we borrow with a much smaller increase in the long-term interest rates on the loans we fund through those borrowings, resulting from a flattening of the yield curve year over year.

Second Quarter 2018 Earnings Release

•

The decrease in net warehouse interest income from loans held for investment was due to a lower average balance of loans outstanding resulting from the creation of our interim loan joint venture at the end of the second quarter 2017. We transferred a significant portion of our loans held for investment to the joint venture in the third quarter 2017, shortly after its formation. Additionally, a large portion of the interim loan originations subsequent to the creation of the joint venture have been held by the joint venture. We own a 15% interest in the joint venture.

•

Escrow earnings benefitted from an increase in the average balance of escrow accounts outstanding from the second quarter 2017 to the second quarter 2018. Additionally, the average placement fee on our escrow accounts has increased significantly over the past year as short-term interest rates have increased.

•	The increase in investment sales broker fees was due to the increased investment sales volume noted above.
•	The increase in other revenues was principally due to an increase in investment management fees due to the acquisition of JCR Capital.

EXPENSES
(dollars in thousands)	Q2 2018	Q2 2017	$ Variance	% Variance
Personnel	$71,426	$63,516	$7,910	12%
Amortization and depreciation	35,489	32,860	2,629	8
Provision (benefit) for credit losses	800	(93)	893	(960)
Interest expense on corporate debt	2,343	2,443	(100)	(4)
Other operating expenses	15,176	11,599	3,577	31
Total expenses	$125,234	$110,325	$14,909	14%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	40%	38%
Other operating expenses	9	7

Discussion of Results:

•

Personnel expense increased primarily due to acquisitions and hiring to support our growth, resulting in an 11% increase in the average headcount from 594 in the second quarter 2017 to 659 in the same period in 2018. We have (i) increased our hiring efforts related to mortgage bankers and investment sales brokers as part of our strategic initiative to increase our total transaction volume over the coming years and (ii) added employees through the acquisition of JCR Capital at the beginning of the second quarter 2018.

•

Amortization and depreciation costs increased due to the growth of the average balance of MSRs outstanding year over year. Over the past 12 months, we have added $65.8 million of MSRs, net of amortization and write offs due to prepayment.

•

The increase in other operating expenses stems primarily from increased (i) office and travel costs due to the increase in average headcount year over year, (ii) legal expenses in connection with our acquisition of JCR Capital, and (iii) recruiting fees due to the aforementioned increased hiring.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q2 2018	Q2 2017	$ Variance	% Variance
Walker & Dunlop net income	$41,112	$34,567	$6,545	19%
Adjusted EBITDA	49,969	50,988	(1,019)	(2)
Diluted EPS	$1.28	$1.08	$0.20	19%
Operating margin	30%	34%
Return on equity	20	21

Discussion of Results:

•	Over the past four quarters, the average quarterly year-over-year net income growth is 47%, and the average quarterly year-over-year diluted EPS growth is 45%.

Second Quarter 2018 Earnings Release

•

The increase in net income is largely attributable to a 45% decrease in income tax expense. Income tax expense was $11.9 million for the second quarter 2018 compared to $21.6 million during the same quarter last year. The decrease in income tax expense was largely related to the enactment of the Tax Cuts and Jobs Act (“tax reform”) in December 2017. Tax reform significantly reduced the statutory Federal income tax rate from 35% to 21%. The reduction in the statutory tax rate led to a decrease in our estimated annual effective tax rate from 38.6% for the second quarter of 2017 to 25.7% for the second quarter 2018. Additionally, excess tax benefits increased from $0.1 million in the prior-year second quarter to $1.7 million for the current-year second quarter. The increase in the excess tax benefits was driven primarily by an increase in the number of options exercised, partially offset by the decrease in the Federal statutory tax rate. After applying the estimated annual effective tax rate to income from operations and then reducing income tax expense by excess tax benefits, the resulting effective tax rate for the second quarter 2018 was 22.5% compared to 38.5% for the second quarter 2017.

•

The decrease in adjusted EBITDA was driven by the increases in personnel and other operating expenses and decreases in loan origination fees and net warehouse interest income, mostly offset by increases in servicing fees,  escrow earnings and other interest income, and other revenues.

•	The decrease in operating margin was primarily driven by the aforementioned increase in personnel expense.

KEY CREDIT METRICS
(dollars in thousands)	Q2 2018	Q2 2017	$ Variance	% Variance
At risk servicing portfolio[3]	$29,951,211	$26,095,958	$3,855,253	15%
Maximum exposure to at risk portfolio[4]	6,165,096	5,282,883	882,213	17
60+ day delinquencies within at risk portfolio	$5,962	$—	$5,962	N/A %
Key credit metrics (as a percentage of the at risk portfolio):
60+ day delinquencies	0.02%	0.00%
Allowance for risk-sharing	0.01	0.01
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.07%	0.07%
Allowance for risk-sharing and guaranty obligation	0.75	0.76

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loan origination volume during the past 12 months.  There was one loan 60+ days delinquent in our at risk servicing portfolio at June 30, 2018.

•

The on-balance sheet interim-loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $131.0 million at June 30, 2018 compared to $288.4 million at June 30, 2017. All of the Company’s interim loans are current and performing at June 30, 2018. We expect to see a continued decline in this portfolio as most of our future loan originations are expected to be executed through our interim loan joint venture instead of originated using our balance sheet. The interim loan joint venture holds $119.1  million of loans as of June 30, 2018.

YEAR-TO-DATE 2018 OPERATING RESULTS

Total transaction volume for the six months ended June 30, 2018 was $11.0 billion, a less than 1% decrease from the same period last year.

Total revenues for the six months ended June 30, 2018 were $325.7 million compared to $324.9 million for the same period last year, a less than 1% increase. The change in total revenues was largely driven by a 15% increase in servicing fees related to an increase in our average servicing portfolio, a 113% increase in escrow earnings and other interest income resulting from an increase in escrow balances and the escrow earnings rate, and a 53% growth in investment sales broker fees due to an increase in investment sale volume. Largely offsetting these increases were a 7%  decrease in gains from mortgage banking activities due primarily to a decrease in Fannie Mae loan origination volume and a 66% decrease in net warehouse interest income. The decrease in net warehouse interest income was the result of a lower average balance of loans held for investment and a lower net interest spread on loans held for sale.

Second Quarter 2018 Earnings Release

Total expenses for the six months ended June 30, 2018 and 2017 were $228.8 million and $212.7 million, respectively. The 8% increase in total expenses was due primarily to increases in personnel expense, amortization and depreciation costs, and other operating expenses. Personnel expenses as a percentage of total revenues increased slightly from 37% in 2017 to 39% in 2018. Personnel expense increased 6% mostly due to an increase in salaries expense resulting from a rise in average headcount year over year. Amortization and depreciation costs increased 6% due to an increase in the average balance of MSRs outstanding year over year. Other operating expenses increased 21% largely due to increases in (i) office and travel and entertainment expenses due to the increase in average headcount year over year, (ii) legal costs related to the acquisition of JCR Capital, and (iii) recruiting costs related to our mortgage banker and broker and investment sales broker hiring activity.

Operating margin for the six months ended June 30, 2018 and 2017 was 30% and 35%, respectively. The decrease in operating margin was due to an 8% increase in total expenses due to the growth in headcount and a less than 1% increase in total revenues.

Net income for the six months ended June 30, 2018 was $78.0 million compared to net income of $77.8 million for the same period last year, a less than 1% increase. The increase in net income is due to a 45%  decrease in income tax expense, nearly entirely offset by a 14% decrease in income from operations. The lower income tax expense is related to a lower Federal statutory income tax rate due to tax reform, as discussed above, partially offset by a decrease in the reduction in income tax expense from excess tax benefits from $8.8 million during the six months ended June 30, 2017 to $5.8 million during the same period in 2018. Diluted earnings per share were essentially flat year over year.

For the six months ended June 30, 2018 and 2017, adjusted EBITDA was $102.1 million and $101.3 million, respectively. The 1% increase was driven by growth in servicing fees, escrow earnings and other interest income, and other revenues, partially offset by increases in personnel expense and other operating expenses and a decrease in net warehouse interest income.

For the six months ended June 30, 2018, return on equity was 19% compared to 24% for the six months ended June 30, 2017. The decrease is largely related to the minimal increase in net income, while stockholders’ equity increased $186.2 million over the past year due primarily to the net income recorded over the past 12 months, including the large reduction to the Company’s net deferred tax liabilities in the fourth quarter 2017 due to tax reform, partially offset by share repurchases and dividend payments.

DIVIDENDS AND SHARE REPURCHASES

On July 31, 2018, our Board of Directors declared a dividend of $0.25 per share for the third quarter 2018. The dividend will be paid September 4, 2018 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of August 17, 2018.

During the first quarter 2018, we repurchased 244 thousand shares of our common stock at a weighted-average price of $46.77 per share under our 2017 share repurchase program. We did not repurchase any shares of our common stock during the first or second quarters 2018 under our 2018 share repurchase program, which is approved by our Board of Directors for repurchases of up to $50.0 million.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

3  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

4  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The

Second Quarter 2018 Earnings Release

maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, August 1, 2018 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  876-9177 from within the United States or (785) 424-1669 from outside the United States and are asked to reference the Conference ID: WDQ218. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 650 professionals in 29 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or

Second Quarter 2018 Earnings Release

phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K and any updates or supplements in our most-recent Quarterly Report on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Montz	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
(in thousands)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$81,531	$193,695	$191,218	$85,363	$53,338
Restricted cash	29,986	16,991	6,677	17,179	15,768
Pledged securities, at fair value	105,803	102,059	97,859	95,102	92,401
Loans held for sale, at fair value	1,257,256	787,552	951,829	3,275,761	1,608,025
Loans held for investment, net	130,397	59,886	66,510	152,050	167,540
Servicing fees and other receivables, net	44,804	30,829	41,693	34,476	34,794
Derivative assets	26,632	20,417	10,357	43,853	24,991
Mortgage servicing rights	638,914	631,031	634,756	587,909	573,159
Goodwill and other intangible assets	157,240	124,526	124,543	124,571	124,621
Other assets	88,017	84,291	82,985	84,196	71,398
Total assets	$2,560,580	$2,051,277	$2,208,427	$4,500,460	$2,766,035

Liabilities
Accounts payable and other liabilities	$188,321	$184,079	$238,538	$255,785	$229,471
Performance deposits from borrowers	29,083	16,717	6,461	16,575	14,894
Derivative liabilities	8,669	7,455	1,850	175	500
Guaranty obligation, net	42,470	41,424	41,187	38,300	36,492
Allowance for risk-sharing obligations	4,070	3,058	3,783	3,769	3,648
Warehouse notes payable	1,250,642	802,496	937,769	3,305,589	1,630,268
Note payable	163,704	163,781	163,858	163,935	164,011
Total liabilities	$1,686,959	$1,219,010	$1,393,446	$3,784,128	$2,079,284

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	304	301	300	299	301
Additional paid-in capital	234,564	226,332	229,080	225,985	222,874
Accumulated other comprehensive income (loss)	(87)	(34)	93	113	115
Retained earnings	633,508	600,257	579,943	484,963	458,819
Total stockholders’ equity	$868,289	$826,856	$809,416	$711,360	$682,109
Noncontrolling interests	5,332	5,411	5,565	4,972	4,642
Total equity	$873,621	$832,267	$814,981	$716,332	$686,751
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,560,580	$2,051,277	$2,208,427	$4,500,460	$2,766,035

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income  and Comprehensive Income

(Unaudited)

	Quarterly Trends					Six months ended
						June 30,
(in thousands, except per share amounts)	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017	2018	2017
Revenues
Gains from mortgage banking activities	$102,237	$81,509	$129,458	$111,304	$102,176	$183,746	$198,608
Servicing fees	49,317	48,040	46,713	44,900	43,214	97,357	84,739
Net warehouse interest income	2,392	1,857	6,689	5,358	5,800	4,249	12,420
Escrow earnings and other interest income	9,276	7,348	6,786	5,804	4,514	16,624	7,806
Other	14,982	8,698	17,556	12,370	10,703	23,680	21,346
Total revenues	$178,204	$147,452	$207,202	$179,736	$166,407	$325,656	$324,919

Expenses
Personnel	$71,426	$55,273	$91,120	$78,469	$63,516	$126,699	$119,688
Amortization and depreciation	35,489	33,635	33,705	32,343	32,860	69,124	65,198
Provision (benefit) for credit losses	800	(477)	(27)	9	(93)	323	(225)
Interest expense on corporate debt	2,343	2,179	2,344	2,555	2,443	4,522	4,846
Other operating expenses	15,176	12,951	13,300	11,664	11,599	28,127	23,207
Total expenses	$125,234	$103,561	$140,442	$125,040	$110,325	$228,795	$212,714
Income from operations	$52,970	$43,891	$66,760	$54,696	$56,082	$96,861	$112,205
Income tax expense (benefit)	11,937	7,184	(32,794)	19,988	21,570	19,121	34,633
Net income before noncontrolling interests	$41,033	$36,707	$99,554	$34,708	$34,512	$77,740	$77,572
Less: net income (loss) from noncontrolling interests	(79)	(154)	593	330	(55)	(233)	(216)
Walker & Dunlop net income	$41,112	$36,861	$98,961	$34,378	$34,567	$77,973	$77,788
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	(53)	(127)	(20)	(2)	8	(180)	8
Walker & Dunlop comprehensive income	$41,059	$36,734	$98,941	$34,376	$34,575	$77,793	$77,796

Basic earnings per share	$1.36	$1.23	$3.30	$1.14	$1.15	$2.59	$2.60
Diluted earnings per share	$1.28	$1.16	$3.06	$1.06	$1.08	$2.44	$2.43
Cash dividends declared per common share	$0.25	$0.25	$—	$—	$—	$0.50	$—

Basic weighted average shares outstanding	30,248	29,982	30,027	30,085	30,131	30,116	29,971
Diluted weighted average shares outstanding	32,154	31,865	32,293	32,312	32,097	32,009	32,067

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(dollars in thousands, except per share data)	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017	2018	2017
Transaction Volume:
Loan Origination Volume by Product Type
Fannie Mae	$2,269,544	$1,240,502	$2,426,878	$1,389,451	$2,188,841	$3,510,046	$4,077,777
Freddie Mac	1,316,491	1,319,977	1,665,787	4,040,985	1,111,434	2,636,468	2,274,384
Ginnie Mae - HUD	230,710	352,416	483,494	263,714	403,981	583,126	611,013
Brokered (1)	1,700,498	1,573,909	2,154,644	1,893,047	1,948,918	3,274,407	3,279,216
Interim Loans	192,205	24,713	124,810	26,375	26,637	216,918	163,187
Total Loan Origination Volume	$5,709,448	$4,511,517	$6,855,613	$7,613,572	$5,679,811	$10,220,965	$10,405,577
Investment Sales Volume	483,575	337,745	1,456,554	935,960	351,825	821,320	638,555
Total Transaction Volume	$6,193,023	$4,849,262	$8,312,167	$8,549,532	$6,031,636	$11,042,285	$11,044,132

Key Performance Metrics:
Operating margin	30%	30%	32%	30%	34%	30%	35%
Return on equity	20	18	55	20	21	19	24
Walker & Dunlop net income	$41,112	$36,861	$98,961	$34,378	$34,567	$77,973	$77,788
Adjusted EBITDA (2)	49,969	52,149	54,657	45,000	50,988	102,119	101,293
Diluted EPS	1.28	1.16	3.06	1.06	1.08	2.44	2.43

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	40%	37%	44%	44%	38%	39%	37%
Other operating expenses	9	9	6	6	7	9	7
Key Revenue Metrics (as a percentage of loan origination volume):
Origination related fees	0.97%	1.08%	1.12%	0.79%	1.01%	1.02%	1.04%
Gains attributable to MSRs	0.82	0.72	0.77	0.67	0.79	0.78	0.87
Gains attributable to MSRs--Agency (3)	1.23	1.12	1.16	0.89	1.21	1.18	1.30

Other Data:
Market capitalization at period end	$1,739,097	$1,841,829	$1,469,958	$1,625,634	$1,526,336
Closing share price at period end	$55.65	$59.42	$47.50	$52.33	$48.83
Average headcount	659	625	622	609	594

Servicing Portfolio by Product:
Fannie Mae	$33,606,531	$32,566,330	$32,075,617	$30,005,596	$29,573,946
Freddie Mac	28,197,494	27,709,640	26,782,581	25,930,819	22,380,103
Ginnie Mae - HUD	9,653,432	9,634,192	9,640,312	8,878,899	8,919,840
Brokered (4)	6,232,255	5,865,961	5,744,518	5,170,479	5,128,453
Interim Loans	131,029	60,157	66,963	152,764	288,412
Total Servicing Portfolio	$77,820,741	$75,836,280	$74,309,991	$70,138,557	$66,290,754
Assets under management	932,318	155,324	182,175	146,125	—
Total Managed Portfolio	$78,753,059	$75,991,604	$74,492,166	$70,284,682	$66,290,754

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	25.4	25.6	25.7	25.7	26.5
Weighted-average remaining term (years)	9.8	9.8	10.0	9.9	10.1

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, the JCR separate account, and other capital sources.
(2)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(4)	Brokered loans serviced for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.

KEY CREDIT METRICS

Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2018	2018	2017	2017	2017
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$26,133,613	$25,049,050	$24,173,829	$22,966,583	$22,491,811
Fannie Mae Modified Risk	7,352,372	7,389,463	7,491,822	6,858,310	6,878,981
Freddie Mac Modified Risk	53,083	53,092	53,207	53,217	53,225
Total risk-sharing servicing portfolio	$33,539,068	$32,491,605	$31,718,858	$29,878,110	$29,424,017

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$120,546	$127,817	$409,966	$180,703	$203,154
Freddie Mac No Risk	28,144,411	27,656,548	26,729,374	25,877,602	22,326,878
GNMA - HUD No Risk	9,653,432	9,634,192	9,640,312	8,878,899	8,919,840
Brokered	6,232,255	5,865,961	5,744,518	5,170,479	5,128,453
Total non risk-sharing servicing portfolio	$44,150,644	$43,284,518	$42,524,170	$40,107,683	$36,578,325
Total loans serviced for others	$77,689,712	$75,776,123	$74,243,028	$69,985,793	$66,002,342
Interim loans (full risk) servicing portfolio	131,029	60,157	66,963	152,764	288,412
Total servicing portfolio unpaid principal balance	$77,820,741	$75,836,280	$74,309,991	$70,138,557	$66,290,754

Interim Program JV Managed Loans (1)	119,124	155,324	182,175	146,125	—

At risk servicing portfolio (2)	$29,951,211	$28,883,122	$28,058,967	$26,556,339	$26,095,958
Maximum exposure to at risk portfolio (3)	6,165,096	5,912,327	5,680,798	5,420,386	5,282,883
60+ day delinquencies, within at risk portfolio (4)	5,962	5,962	5,962	5,962	—
At risk loan balances associated with allowance for risk-sharing obligations	5,962	5,962	5,962	5,962	—

60+ day delinquencies as a percentage of the at risk portfolio	0.02%	0.02%	0.02%	0.02%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.01	0.01	0.01	0.01	0.01
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	68.27	51.29	63.45	63.22	N/A
Allowance for risk-sharing as a percentage of maximum exposure	0.07	0.05	0.07	0.07	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.75	0.75	0.79	0.78	0.76

(1)

We indirectly share in a portion of the risk of loss associated with these assets through our 15% equity ownership in the Interim Program joint venture. These assets are included as assets under management.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

(4)	September 30, 2017 includes loans that are not 60+ days delinquent but have defaulted.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

						Six months ended June 30,
(in thousands)	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017	2018	2017
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$41,112	$36,861	$98,961	$34,378	$34,567	$77,973	$77,788
Income tax expense (benefit)	11,937	7,184	(32,794)	19,988	21,570	19,121	34,633
Interest expense on corporate debt	2,343	2,179	2,344	2,555	2,443	4,522	4,846
Amortization and depreciation	35,489	33,635	33,705	32,343	32,860	69,124	65,198
Provision (benefit) for credit losses	800	(477)	(27)	9	(93)	323	(225)
Net recoveries (write-offs)	—	—	—	—	—	—	—
Stock compensation expense	5,332	5,460	5,369	6,508	4,310	10,793	9,257
Gains attributable to mortgage servicing rights (1)	(47,044)	(32,693)	(52,901)	(50,781)	(44,669)	(79,737)	(90,204)
Adjusted EBITDA	$49,969	$52,149	$54,657	$45,000	$50,988	$102,119	$101,293

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.